Exhibit 99.1

FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Quarterly Dividend

HAMPTON, Va., May 21, 2020 (PRNewswire) – Old Point Financial Corporation declared a quarterly cash dividend of $0.12 per share on its common stock to be paid on June 26, 2020 to shareholders of record as of June 3, 2020. The dividend amount is the same as the prior quarter’s dividend and based on the stock’s closing price of $14.35 on May 19, 2020, the dividend yield is approximately 3.3%.

ABOUT OLD POINT FINANCIAL CORPORATION
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank, a locally owned and managed community bank, and Old Point Trust & Financial Services, N.A., a wealth management services provider, serving the Hampton Roads, Virginia region. Additional information on the Company is available at www.OldPoint.com under “Investor Relations”.

Contact:  Laura Wright, VP/Marketing Director, 757.728.1743